Exhibit 99.1
Filed by Pacific Premier Bancorp, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: Opus Bank
SEC Registration Statement No.: 333-237188

Pacific Premier Bancorp Announces Receipt of Regulatory Approvals
for Acquisition of Opus Bank

Irvine, Calif., April 3, 2020 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company” or “Pacific Premier Bancorp”), the holding company of Pacific Premier Bank, announced today that it has received the required regulatory approvals from the Board of Governors of the Federal Reserve System and the California Department of Business Oversight for Opus Bank (“Opus”) to be merged into Pacific Premier Bancorp’s banking subsidiary, Pacific Premier Bank, and for Pacific Premier Bank to exercise trust powers.The consummation of the merger remains subject to the approval by Opus’s shareholders of the acquisition, the approval by Pacific Premier Bancorp’s shareholders of the issuance of the shares of Pacific Premier Bancorp’s common stock in connection with the acquisition, and the satisfaction of other closing conditions. Pacific Premier Bancorp expects that the Opus acquisition will close in the second quarter of 2020.

Steve R. Gardner, Chairman, President and Chief Executive Officer of Pacific Premier Bancorp, commented, “We are pleased to have received these regulatory approvals for our acquisition of Opus. We look forward to taking the next steps in this important process.”

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $11.8 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California as well as markets in the states of Arizona, Nevada and Washington. Through its more than 40 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide.

About Opus Bank

Opus Bank is an FDIC-insured California-chartered commercial bank with $8.0 billion of total assets, $5.9 billion of total loans, and $6.5 billion in total deposits as of December 31, 2019. Opus Bank provides commercial and retail banking products and solutions to its clients in western markets from its headquarters in Irvine, California and through 46 banking offices, including 28 in California, 16 in the Seattle/Puget Sound region in Washington, one in the Phoenix metropolitan area of Arizona and one in Portland, Oregon. Opus Bank offers a suite of treasury and cash management and depository solutions, and a wide range of loan products, including commercial, healthcare, media and entertainment, corporate finance, multifamily residential, commercial real estate and structured finance, and is an SBA preferred lender. Opus Bank offers commercial escrow services and facilitates 1031 Exchange transactions through its Escrow and Exchange divisions. Additionally, Opus Bank’s wholly-owned subsidiary, PENSCO Trust Company, has approximately $14 billion of custodial IRA assets and approximately 46,000 client accounts, which are comprised of self-directed investors, financial institutions, capital raisers and financial advisors. Opus Bank is an Equal Housing Lender.

Forward-Looking Comments

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of Pacific Premier Bancorp and Opus. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Pacific Premier Bancorp’s and Opus’s current expectations and assumptions regarding Pacific Premier Bancorp’s and Opus’s businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect Pacific Premier Bancorp’s or Opus’s future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive agreement and plan of reorganization between Pacific Premier Bancorp and Opus, the outcome of any legal proceedings that may be instituted against Pacific Premier Bancorp or Opus, delays in completing the transaction, the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Pacific Premier Bancorp and Opus do business, the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, the ability to complete the transaction and integration of Pacific Premier Bancorp and Opus successfully, the dilution caused by Pacific Premier Bancorp’s issuance of additional shares of its capital stock in connection with the transaction, and the outbreak of COVID-19 and its effects on the economic and business environments in which Pacific Premier Bancorp and Opus operate may, which may adversely affect the businesses in which Pacific Premier Bancorp and Opus are engaged. Except to the extent required by applicable law or regulation, each of Pacific Premier Bancorp and Opus disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding Pacific Premier Bancorp, Opus and factors which could affect the forward-looking statements contained herein can be found in Pacific Premier Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its other filings with the SEC, and in Opus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its other filings with the Federal Deposit Insurance Corporation (“FDIC”).

Pacific Premier Bancorp and Opus specifically disclaim any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Additional Information About the Merger and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed acquisition of Opus by Pacific Premier Bancorp, Pacific Premier Bancorp filed a registration statement on Form S-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). The registration statement contains a joint proxy statement/prospectus. After the Registration Statement is declared by the SEC to be effective, a definitive joint proxy statement/prospectus will be distributed to the shareholders of Opus and the Pacific Premier Bancorp in connection with the respective special meetings of Opus and the Pacific Premier Bancorp shareholders and their respective votes concerning the acquisition. As of the date of this press release, the Registration Statement has not been declared effective by the SEC.

INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS WHEN THEY BECOME AVAILABLE (AND ANY OTHER DOCUMENTS FILED WITH THE SEC OR THE FDIC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE JOINT PROXY STATEMENT/PROSPECTUS) BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER AND RELATED MATTERS. The final joint proxy statement/prospectus will be mailed to shareholders of Opus and Pacific Premier Bancorp. Investors and security holders will be able to obtain the documents, and any other documents Pacific Premier Bancorp has filed with the SEC, free of charge at the SEC’s website, www.sec.gov or by accessing Pacific Premier Bancorp’s website at www.ppbi.com under the “Investor Relations” link and then under the heading “SEC Filings”. Investors and security holders will be able to obtain the documents, and any other documents Opus has filed with the FDIC, free of charge at Opus’s website at www.opusbank.com under the tab “Investor Relations” and then under the heading “Presentations & Filings”. In addition, documents filed with the SEC by Pacific Premier Bancorp or with the FDIC by Opus will be available free of charge by (1) writing Pacific Premier Bancorp at 17901 Von Karman Avenue, Suite 1200, Irvine, CA 92614, Attention: Investor Relations, or (2) writing Opus at 19900 MacArthur Boulevard, 12th Floor, Irvine, CA 92612, Attention: Investor Relations.

The directors, executive officers and certain other members of management and employees of Pacific Premier Bancorp may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction from the shareholders of Pacific Premier Bancorp. Information about Pacific Premier Bancorp’s directors and executive officers is included in the proxy statement for its 2019 annual meeting of Pacific Premier Bancorp’s shareholders, which was filed with the SEC on April 9, 2019.

The directors, executive officers and certain other members of management and employees of Opus may also be deemed to be participants in the solicitation of proxies in connection with the proposed transaction from the shareholders of Opus. Information about the directors and executive officers of Opus is included in the proxy statement for its 2019 annual meeting of Opus shareholders, which was filed with the FDIC on March 14, 2019. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed acquisition when it becomes available. Free copies of this document may be obtained as described above.

Before making any voting or investment decision, shareholders of Pacific Premier Bancorp and Opus are urged to read carefully the entire Registration Statement and joint proxy statement/prospectus when they become available, including any amendments thereto, because they will contain important information about the proposed transaction, Pacific Premier Bancorp and Opus. Free copies of these documents may be obtained as described above.

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Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000